EXHIBIT 4.6

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

Authorized and Outstanding Capital Stock

The following description of our Company’s capital stock and provisions of our amended and restated certificate of incorporation (“certificate of incorporation”) and our amended and restated bylaws (“bylaws”) are summaries and are qualified by reference to our Company’s certificate of incorporation and bylaws.

The total number of shares of all classes of capital stock that our Company is authorized to issue is 55,000,000 shares, consisting of (i) 50,000,000 shares of common stock, par value $0.001 per share (the “common stock”), and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share (the “preferred stock”), of which 1,000,000 shares of preferred stock have been designated by our Board of Directors (“Board”) as series A preferred stock (the “series A preferred stock”).

As of March 31, 2026, our Company had outstanding 5,863,214, shares of common stock and 169,460 shares of series A preferred stock.

Common Stock

The holders of our Company’s common stock are entitled to one vote per share. In addition, the holders of our Company’s common stock will be entitled to receive dividends ratably, if any, declared by our Company’s Board out of legally available funds; however, the current policy of the Board is to use all available funds and any future earnings for use in financing the growth of our business and to meet our series A preferred stock dividend obligations. We have never paid or declared any cash dividends on our common stock, and we do not anticipate paying any cash dividends on our common stock in the foreseeable future. Pursuant to that Certain Securities Purchase Agreement (defined below) we entered into, so long as any Senior Secured Notes (defined below) are outstanding, our Company may not, directly or indirectly, redeem, or declare or pay any cash dividend or distribution on, any securities of the Company, other than our series A preferred stock, without the prior express written consent of such noteholders.

Upon liquidation, dissolution or winding-up, the holders of our Company’s common stock are entitled to share ratably in all assets that are legally available for distribution. The holders of our Company’s common stock have no pre-emptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our Company’s common stock are subject to, and may be adversely affected by, the rights of the holders of the series A preferred stock and senior secured notes, in addition to any other series of preferred stock or notes which may be designated solely by action of the Board and issued in the future.

IPO Warrants

The following summary of certain terms and provisions of the warrants we issued as part of our initial public offering. This summary is not complete and is subject to and qualified in its entirety by the provisions of the warrant agency agreement, which is filed as an exhibit to our annual report on Form 10-K for the fiscal year ended December 31, 2024. You should carefully review the terms and provisions set forth in the warrant agency agreement, including the annexes thereto, and the form of warrant.

Outstanding. As of December 31, 2025, we have outstanding warrants to purchase 6,117,250 shares of common stock.

Exercisability. The warrants are exercisable at any time after August 30, 2022, and at any time up to the date that is five (5) years after August 30, 2022. The warrants are exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares purchased upon such exercise (except in the case of a cashless exercise as discussed below).

Exercise Limitation. A holder does not have the right to exercise any portion of the warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days following notice from the holder to us.

Exercise Price. The exercise price per share of common stock purchasable upon exercise of the warrants is $2.50 per share. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders. The warrant exercise price is also subject to downward adjustment in the event we issue shares of common stock in a capital raising transaction at a price below the exercise price, subject to a minimum exercise price of $2.50.

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Cashless Exercise. If, at any time during the term of the warrants, the issuance of shares of common stock upon exercise of the warrants is not covered by an effective registration statement, the holder is permitted to effect a cashless exercise of the warrants (in whole or in part) by having the holder deliver to us a duly executed exercise notice, canceling a portion of the warrant in payment of the purchase price payable in respect of the number of shares of common stock purchased upon such exercise.

Rights as a Stockholder. Except as otherwise provided for in the warrants or by virtue of such holder’s ownership of shares of our common stock, the holder of a warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the warrant.

Warrant Agent; Global Certificate. The Warrants are issued in registered form under the warrant agency agreement between the warrant agent and our Company. The warrants shall initially be represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of The Depository Trust Company (DTC) and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC. Our transfer agent, VStock Transfer LLC will serve as the warrant agent.

Governing Law. The warrants and the warrant agency agreement are governed by Delaware law.

Placement Agent Warrants

In addition, as additional compensation for EF Hutton’s services, we agreed to issue warrants to EF Hutton or its designees to purchase 82,613 shares of our common stock at $5.50. The underwriters’ warrants may be exercised in whole or in part, commencing on a date which is six months from August 25, 2022 until August 25, 2027. The underwriters’ warrants provide for one-time demand registration rights and unlimited “piggyback” registration rights for the shares of our common stock exercisable thereunder as well as customary anti-dilution provisions (for stock dividends and splits and recapitalizations) and anti-dilution protection (adjustment in the number and price of such warrants and the shares underlying such warrants) resulting from corporate events (which would include dividends, reorganizations, mergers, etc.) and future issuance of common stock or common stock equivalents at prices (or with exercise and/or conversion prices) below the offering price as permitted under FINRA Rule 5110(g)(8)(E). The demand registration rights and piggyback registration rights will terminate on the fifth anniversary and seventh anniversary of the commencement of sales of the offering, respectively, in compliance with FINRA Rules 5110(g)(8)(C) and (D).

Private Placement Warrants

In connection with a private placement of units we conducted in October 2025, we issued 735,819 warrants with an exercise price of $2.50. The warrants are exercisable in whole or in part, at any time, beginning on October 23, 2025 and expiring on August 30, 2027. The warrants contain customary anti-dilution provisions (for stock dividends and splits and recapitalizations).

Series A Preferred Stock

Our series A preferred stock is senior in rank to shares of common stock with respect to dividends, liquidation and dissolution. Each share of Series A preferred stock carries an annual 12% cumulative, non-compounding dividend based on the cash amount invested into the Series A preferred stock, payable quarterly. Dividends on Series A preferred stock will be paid prior to any dividends on any other class of shares, including common stock. In the event of any liquidation, dissolution or winding up of our Company, the proceeds shall be paid as follows: (i) first, pay the purchase price plus accrued dividends, on each share of Series A preferred stock; and (ii) next, the balance of any proceeds shall be distributed pro rata to holders of common stock or other junior securities. The Series A preferred stock shall be redeemable at the option of our Company commencing any time after January 1, 2026 at a price equal to the purchase price ($25.00 per share) plus accrued dividends, on each share of Series A preferred stock.

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Except as otherwise required by law, the Series A preferred stock have no voting rights other than with respect to the following where the Series A preferred stock will vote as a separate class: (a) the creation or authorization of any securities of the Company that ranks superior to or in parity with the Series A preferred stock in rights, preferences, or privileges, (b) the amending, altering, modifying, or repealing the sections of the certificate of incorporation relating to the Series A preferred stock, (c) redeeming, purchasing, or otherwise acquiring or paying or declaring any dividend or other distribution on (or pay into or set aside for a sinking fund for any such purpose) any capital stock of the Company; provided, that this restriction shall not apply to (i) the redemption or repurchase of or the payment of dividends on Shares of Series A preferred stock, (ii) the declaration or payment of any dividend or distribution payable on the common stock in shares of common stock, or (iii) the repurchase of junior securities held by employees or consultants of the Company upon termination of their employment or services pursuant to agreements providing for such repurchase; (d) enter into, or become subject to, any agreement or instrument or other obligation which by its terms restricts the Company’s ability to perform its obligations relating to the sections of the certificate of incorporation relating to the Series A preferred stock, including the ability of the Company to pay dividends or make any redemption or other liquidation payment required hereunder; or (e) agree or commit to do any of the foregoing.

On or before 180 days following the sale of at least 600,000 shares of the Series A preferred stock, our Company shall register the Series A preferred stock by preparing and filing one registration statement, or if necessary more than one registration statement, of our Company in compliance with the Securities Act of 1933, as amended (“Securities Act”) or the Securities Exchange Act of 1934, as amended and thereafter apply to list the Series A preferred stock on a U.S. stock exchange or develop a public trading market for the Series A preferred stock by soliciting securities brokers to become market makers of the series A preferred on an established over the counter trading market, such as the OTC Markets. Our series A preferred stock became quoted and began trading on the OTCQB on October 30, 2024 under the symbol “ONFOP.”

2020 Equity Incentive Plan

On July 23, 2020, we adopted the Onfolio Holdings Inc. 2020 Equity Incentive Plan, as amended, (the “2020 Plan”), which was approved by both our Board and our stockholders. Under the 2020 Plan, our Company may grant awards to our employees, consultants and directors and such other individuals who are reasonably expected to become employees, consultants and directors. Awards that may be granted under the 2020 Plan include: incentive stock options, non- qualified stock options, stock appreciation rights, restricted awards, performance share awards, cash awards, and other equity-based awards. The aggregate number of shares of our common stock that may be issued pursuant to stock awards under our 2020 Plan is 2,600,000 shares, except at any given time, the number of shares that may be issued pursuant to the 2020 Plan cannot exceed the number of shares that is equal to 20% of our Company’s total shares of common stock outstanding at the time of any grant of awards under the 2020 Plan.

As of December 31, 2025, the Company awarded a total of 861,860 options with a weighted average exercise price of $0.97 per share, and 385,034 shares of common stock are issuable upon the exercise of outstanding stock options.

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Convertible Notes

On November 17, 2025, the Company entered into a securities purchase agreement (the “Securities Purchase Agreement”) with the buyer referred to in the Schedule of Buyers included therein (the “Buyers”), pursuant to which the Company agreed to sell (i) an aggregate principal amount of $6,000,000 in Senior Secured Convertible Notes (the “Senior Secured Notes”), convertible into the Company’s common stock, par value $0.001 per share (the “Common Stock”), and (ii) rights to receive Common Stock (the “Rights”) (see Note 16).

The Securities Purchase Agreement contains representations and warranties of the Company and the Buyers typical for transactions of this type. In addition, the Securities Purchase Agreement contains customary covenants on the Company’s part typical for transactions of this type.

Senior Secured Convertible Notes

Pursuant to the Securities Purchase Agreement, the Company has issued Senior Secured Convertible Notes (the “Senior Secured Notes”) in the aggregate principal amount of $6,000,000, maturing on November 17, 2027, which are convertible into shares of Common Stock at a conversion price of $0.984. At any time the Buyer may, at the Buyers’s option, convert all, or any part of the note at the lower of (i) the applicable Conversion Price as in effect on the applicable Conversion Date and (ii) the greater of (x) the Floor Price and (y) (i) 92% of the lowest VWAP of the Common Stock of any Trading Day during the ten (10) consecutive Trading Day period ending and including the Trading Day immediately preceding the delivery or deemed delivery of the applicable Conversion Notice or (ii) during the occurrence and continuance of an Event of Default, 85% of the lowest VWAP of the Common Stock of any Trading Day during the twenty (20) consecutive Trading Day period ending and including the Trading Day immediately preceding the delivery or deemed delivery of the applicable Conversion Notice. The initial Floor Price means $0.22 (as adjusted for share splits, share dividends, share combinations, recapitalizations and similar events) provided that if on the six month anniversary of the Issuance Date the Floor Price shall be adjusted to the lower of (i) the Floor Price then in effect and (ii) 20% of the lower of (x) the closing price of the Ordinary Shares of the Principal Market (as reported by the Principal Market) as of the Trading Day ended immediately prior to such applicable Six Month Anniversary Date and (y) the quotient of (I) the sum of each the closing price of the Ordinary Shares of the Principal Market (as reported by the Principal Market) on each Trading Day of the five (5) Trading Day period ended on, and including, the Trading Day ended immediately prior to such applicable Six Month Anniversary Date, divided by (II) five.

Subject to the terms and conditions of the Securities Purchase Agreement, the Company may require each Buyer to participate in one or more additional closings for the purchase by such Buyer and the sale by the Company, of (a) with respect to the First Additional Closing (as defined below), additional Notes in the aggregate original principal amount of $2,000,000, or such other amount as the Company and each Buyer shall mutually agree in writing (such closing of the purchase of such Senior Secured Notes, the “First Additional Closing”), and (b) with respect to any Subsequent Additional Closing (as defined below), Senior Secured Notes with an aggregate original principal amount for all Subsequent Additional Closings not to exceed $292,000,000, or such other amount as the Company and each Buyer shall mutually agree in writing (each such closing of the purchase of such Senior Secured Notes, a “Subsequent Additional Closing”).

The Senior Secured Notes were issued on November 17, 2025, subject to the satisfaction of customary closing conditions. The Senior Secured Notes are senior obligations of the Company and are secured by all personal property and assets of the Company and its subsidiaries, pursuant to a Security Agreement and a Guaranty.

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The Senior Secured Notes also contain certain negative covenants, including prohibitions on the incurrence of indebtedness, liens, restrictions on redemption and cash dividends, restrictions on the transfer of assets and changes in the nature of business, as well as standard and customary events of default including, but not limited to, failure to make payments when due, failure to observe or perform covenants or agreements contained in the Senior Secured Notes, existence of a default or event of default under any of the Transaction Documents (as defined in the Securities Purchase Agreement), the bankruptcy or insolvency of the Company or any of its subsidiaries and unsatisfied judgments against the Company. As of December 31, 2025, the Company was in compliance with all covenants under the agreements.

As a result of the variable conversion rate, the Company determined that the conversion feature must be separated from the note and accounted for as a derivative liability under ASC 815. The fair value of the derivative on the date of issuance of $4,546,912 was recorded as a debt discount. See further discussion under “Note 12. Derivative Liabilities.” The aggregate debt discount of $5,776,912 is being amortized to interest expense over the respective term of the note. As of December 31, 2025, the Company had a remaining unamortized discount of $5,723,727.

Right to Receive Common Stock

On November 17, 2025 in connection with the Securities Purchase Agreement, the Company issued to the Buyers the Rights to Receive Common Stock, exercisable for the Right Amount (as defined below) in shares of Common Stock. The Rights shall be exercisable between November 17, 2025, and May 17, 2033. “Right Amount” means the underlying value of this Right, which initially shall be zero and shall increase on each calendar day on or after November 17, 2025, through and including, May 17, 2033, by the Right Daily Incremental Amount (as defined in the Rights) and any accrued and unpaid late charges related thereto. As of December 31, 2025, the Company has accrued $5,739 for the Right Amount.

Security and Pledge Agreement

Additionally, on November 17, 2025, the Company entered into a Security and Pledge Agreement (the “Security Agreement”) by and among the Company and each of the direct and indirect Domestic Subsidiaries (as defined in the Security Agreement) of the Company (the “Guarantors”), and the lead Buyer, in its capacity as collateral agent, pursuant to which the Company granted to the lead Buyer, for the ratable benefit of the lead Buyer and the other Buyers, a valid, perfected and enforceable security interest in all personal property and assets of the Company and its subsidiaries, which assets include substantially all of the assets of the Company’s in certain of the Company’s subsidiaries.

Guaranty

On November 17, 2025, all of the Guarantors entered into a subsidiary guaranty (the “Guaranty”), pursuant to which the Guarantors agreed to guaranty the Company’s obligations under the Purchase Agreement, the Notes, and other Transaction Documents.

Registration Rights Agreement

On November 17, 2025, the Company also entered into a registration rights agreement with the Buyers (the “Registration Rights Agreement”), which provides, subject to certain limitations, the Buyers with certain registration rights for the shares of Common Stock issuable upon conversion of the Senior Secured Notes. The Registration Rights Agreement requires the Company to prepare and file a registration statement with the U.S. Securities and Exchange Commission within 30 days after the issuance of the Senior Secured Notes to register the resale of the shares underlying the Senior Secured Notes and cause such registration statement to be declared effective within 60 days after the issuance of the Senior Secured Notes. In the event that the Company fails to file the registration statement by the prescribed deadline or such registration statement is not declared effective by the prescribed deadline or the Company fails to maintain the effectiveness of such registration statement, then the Company shall pay to each holder of registrable securities relating to such registration statement an amount in cash equal to two percent (2.0%) of such investor’s original principal amount stated in such investor’s Senior Secured Notes.

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For the year ended December 31, 2025, the Company recognized interest expense associated with the Convertible Notes of $40,000. As of December 31, 2025, the Company had accrued interest associated with the Convertible notes of $0.

Anti-Takeover Provisions

Certain of our charter and statutory provisions could make the removal of our management and directors more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our common stock. Furthermore, the existence of the foregoing provisions, as well as the significant common stock beneficially owned by our executive officers, and certain members of our Board, could lower the price that investors might be willing to pay in the future for shares of our common stock. They could also deter potential acquirers of our Company, thereby reducing the likelihood that you could receive a premium for your common stock in an acquisition.

Certificate of Incorporation and Bylaws

Provisions of our certificate of incorporation and bylaws may delay or discourage transactions involving an actual or potential change in control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, subject to the rights of holders of any series of preferred stock, our certificate of incorporation and bylaws:

•	empower our Board to fix the number of directors of our Company solely by resolution;
•	do not allow for cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates;
•	empower our Board to fill any vacancy on our Board, whether such vacancy occurs as a result of an increase in the number of directors or otherwise;
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provide that special meetings of our stockholders may only be called by the Board or the chair of the Board (except that stockholders may also call special meetings of our stockholders so long as such stockholders beneficially owns at least 25% of the voting power of the outstanding shares of our stock);

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establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders;

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provide our Board the ability to authorize undesignated preferred stock. This ability makes it possible for our Board directors to issue, without stockholder approval, preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us;

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provide that any director or the entire Board may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 66 2/3% in voting power of the stock of the Company entitled to vote thereon;

•	provide that our Board is expressly authorized to adopt, amend or repeal our bylaws; and
•	provide that our directors will be elected by a plurality of the votes cast in the election of directors.

Delaware Law

Section 203 of the Delaware General Corporation Law (“DGCL”) is applicable to takeovers of certain Delaware corporations, including us. Subject to exceptions enumerated in Section 203, Section 203 provides that a corporation shall not engage in any business combination with any “interested stockholder” for a three-year period following the date that the stockholder becomes an interested stockholder unless:

•	prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
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upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, though some shares may be excluded from the calculation; or

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on or subsequent to that date, the business combination is approved by the board of directors of the corporation and by the affirmative votes of holders of at least two- thirds of the outstanding voting stock that is not owned by the interested stockholder.

Except as specified in Section 203, an interested stockholder is generally defined to include any person who, together with any affiliates or associates of that person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation, any time within three years immediately prior to the relevant date. Under certain circumstances, Section 203 makes it more difficult for an interested stockholder to effect various business combinations with a corporation for a three-year period, although the stockholders may elect not to be governed by this section, by adopting an amendment to the certificate of incorporation or bylaws, effective 12 months after adoption. Our certificate of incorporation and bylaws do not opt out from the restrictions imposed under Section 203. We anticipate that the provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with the board because the stockholder approval requirement would be avoided if a majority of the directors then in office excluding an interested stockholder approve either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder. These provisions may have the effect of deterring hostile takeovers or delaying changes in control, which could depress the market price of our common stock and deprive stockholders of opportunities to realize a premium on shares of common stock held by them.

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Contractual Provisions

Our award agreements related to our 2020 Plan may include change-in-control provisions that allow us to grant options or other awards pursuant to our 2020 Plan that may become vested immediately upon a change in control. The terms of change of control provisions contained in certain of our senior executive employee agreements may also discourage a change in control of our Company.

Our Board also has the power to adopt a stockholder rights plan that could delay or prevent a change in control of our Company even if the change in control is generally beneficial to our stockholders. These plans, sometimes called “poison pills”, are oftentimes criticized by institutional investors or their advisors and could affect our rating by such investors or advisors. If our Board adopts such a plan, it might have the effect of reducing the price that new investors are willing to pay for shares of our common stock.

Exclusive Forum Provision

Our certificate of incorporation and bylaws provide that unless our Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for:

•	any derivative action or proceeding brought on behalf of the Company;
•	any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders;
•	any action arising pursuant to any provision of the DGCL or our certificate of incorporation or bylaws (as either may be amended from time to time); or
•	any action asserting a claim governed by the internal affairs doctrine.

Unless our Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of our Company shall be deemed to have notice of and consented to the provisions of our certificate of incorporation.

Further, if any action the subject matter of which is within the scope of the section immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce section immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

The enforceability of similar choice of forum provisions in other companies’ bylaws and certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any action, a court could find the choice of forum provisions contained in our certificate of incorporation and bylaws to be inapplicable or unenforceable in such action.

These provisions would not apply to suits brought to enforce a duty or liability created by the Exchange Act, Securities Act or any other claim for which the federal courts have exclusive or concurrent jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in our securities shall be deemed to have notice of and consented to these provisions. Our exclusive forum provision will not relieve us of our duties to comply with the federal securities laws and the rules and regulations thereunder, and our stockholders will not be deemed to have waived our compliance with these laws, rules and regulations.

Together, these charter, statutory and contractual provisions could make the removal of our management and directors more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our common stock. Furthermore, the existence of the foregoing provisions, as well as the significant common stock beneficially owned by our founder, executive officers, members of our Board, and others could limit the price that investors might be willing to pay in the future for shares of our common stock. They could also deter potential acquirers of our Company, thereby reducing the likelihood that you could receive a premium for your common stock in an acquisition.

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Listing/Quotation

Our common stock and IPO warrants are listed and traded under the symbols “ONFO” and “ONFOW,” respectively, on the Nasdaq Capital Market. Our series A preferred stock is quoted on the OTCQB under the symbol “ONFOP.”

Transfer Agent and Warrant Agent

The Company’s transfer agent and warrant Agent is VStock Transfer LLC with an address of 18 Lafayette Place, Woodmere, New York, NY 11598.

Indemnification of Directors and Officers

Each of our certificate of incorporation and our bylaws provide for indemnification of our directors and officers. Our certificate of incorporation and bylaws provide that we must indemnify our directors and officers to the fullest extent permitted by the DGCL and must indemnify against all expenses, liability, and loss incurred in investigating, defending or participating in such proceedings. We have also entered into separate indemnification agreements with our directors and officers.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities under the Securities Act may be permitted to officers, directors or persons controlling our Company pursuant to the foregoing provisions, our Company has been informed that is it is the opinion of the Securities and Exchange Commission that such indemnification is against public policy as expressed in such Securities Act and is, therefore, unenforceable.

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